Exhibit 3.27

CERTIFICATE OF FORMATION

OF

MAXIMA TECHNOLOGIES & SYSTEMS, LLC

This Certificate of Formation of Maxima Technologies & Systems, LLC (the “Company”), dated as of July 20, 2005, is being duly executed and filed by Jonathan Gormin, an Authorized Person, to form a limited liability company under the Delaware Limited Liability Company Act, Del. Code, tit. 6, Section 18-101 et seq., as amended from time to time (the “Act”).

1. Name. The name of the limited liability company formed hereby is Maxima Technologies & Systems, LLC.

2. Registered Office. The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

3. Registered Agent. The name and address of the registered agent for service of process on the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

4. Indemnification. The Company shall indemnify, to the full extent permitted by the Act, as amended from time to time, all persons whom it is permitted to indemnify pursuant thereto.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

By:	/s/ Jonathan Gormin
Name: Jonathan Gormin Title: Authorized Person